Exhibit 99.2

Tidewater Inc.

September 16, 2010

2:25 PM ET

Jim Crandell:	Okay. Good afternoon, everybody. Your next presenting Company will be Tidewater. Here speaking for Tidewater will be Dean Taylor, Tidewater’s Chairman, President, and CEO. Dean is a 1971 graduate of Tulane University with a BA in English and an SBA graduate of Boston University in 1977 and in 2000 he complete the Harvard Advanced Management Program. After a seven year stint as a US Naval Officer, Dean joined as an Assistant Manager for Tidewater in June of ‘78 in Morgan City, Louisiana. Over the next 22 years, Dean assumed a variety of international responsibilities and in December 2000 was promoted to Executive Vice President for continuing operations. In 2001, he was named President and assumed the title of Chief Executive Officer from Bill O’Malley in 2002. Under Dean’s leadership, the Company has become the leading deepwater OSV Company, has roughly 177 new vessels working now and some 35 under construction while maintaining a very strong balance sheet. I’m pleased to welcome him back to our conference. Dean?

Dean Taylor:	Thanks, Jim. It’s good to be here. Thank you, everyone, for being here so late in the afternoon and we hope to make this presentation worthwhile for you. We have our standard forward-looking statements disclaimer. I’m sure you’ve seen a bunch of them through the course of the day. There’s no need to elaborate on it.

Key takeaways we’d like you to take with you after this presentation are first, Tidewater has a culture of safety and operational excellence. It’s a business that many would describe as one with few barriers to entry. We think these are two that do in fact serve to distinguish us from our competition. Our culture of safety and operational excellence are two of them. We have a history of earnings growth and solid returns. We’ll get into that in a little bit more later on. We have the world’s largest and newest fleet and it’s providing a basis for continued earnings growth not just now, but for many years into the future. We have a strong balance sheet and should allow us to act on available opportunities that are presenting themselves now and will continue to present themselves.

Everything we do at Tidewater we start with safety. We start our investor presentations with a safety slide and we get a resounding yawn from the audience. We don’t quite get the yawn that we used to after the Macondo incident. It turned out our vessel was the vessel that was alongside the Deepwater Horizon at the time of the incident. It was our vessel that rescued all 115 survivors from the Deepwater Horizon. It was an accident that we were there. It was not an accident that we rescued all those people. The captain of that ship had just conducted a man overboard drill and a boat launching drill a couple of days before the incident such that when that rig blew up and those people started jumping in the water we were disconnected from the mud hose with which we were connected to the rig within ten minutes. We had a fast rescue craft launched overboard within ten minutes. And within 15 minutes we were fishing people out of the water and those 20 people that were fished out of the water, I can promise you are grateful that our captain and our crew were as prepared as they were to do what they did.

In addition to those 20 people, there were the other 95 people that were life rafts of one form or another which is not relatively well known in the story is that Transocean did not allow knives on their rig and one of the lifeboats contained about 45 people was fouled in their lifeboat with the rig by a line. Keep in mind that the water was on fire because of all the gas and oil coming out of the well. So, this lifeboat was fouled to the rig, couldn’t go anywhere, couldn’t be towed anywhere for want of a knife. Everybody inside the lifeboat--no one had a knife. Two men in our fast rescue craft maneuvered their craft alongside the lifeboat, passed a knife to the individuals inside the lifeboat. They were able to cut the lifeboat free from the rig and our fast rescue craft towed the lifeboat away and we went and fished the other lifeboat away from the rig because keep in mind again the rig’s on fire, all the water around the rig is on fire. Two guys from our crew who were very well trained--not only well trained but had the guts to do the right thing at the right time went in amongst all that fire and towed the life raft away from the rig. Gives you an idea of what people with the right training can do in a moment of crisis.

This picture we have of a snake is sort of indicative of the way we describe our safety challenge in operating offshore. It’s a picture that we feel like works very well across cultures. We have employees from about 91 different countries that work in our Company amongst our 8,000 employees. But amongst our 91 country employee base, this picture, we tell everyone that operating safely offshore is like holding the head of a snake. That is, it’s something you have to do all the time. You wake up in the morning, you’re holding this snake. You go to lunch, eat lunch, you’re holding the snake. You go back to work in the afternoon, you’re holding the snake. Go to dinner, you’re holding the snake. Go to bed that night and you sleep with the snake. The minute you turn that snake lose, it bites you. And you don’t have to turn it lose but a second. You turn it lose one second, safety, lack of safe operations will bite you.

So, we feel like this is something we pay an awful lot of attention to. It was amply demonstrated in the Deepwater Horizon incident how much attention we do pay to it. This slide gives an indication of how we compare on a total recordable incident rate against other companies we consider to be industry leaders in safety. Not just in the United States but worldwide. We compare ourselves to Exxon-Mobil, to Dow Chemical, to DuPont, all acknowledged leaders in safety in their specific spaces. One thing I’d ask you to keep in mind is all their employees for those companies typically work in platforms that are as stable as this room. That is, the platform is stable whereas our employees are working on a ship that’s pitching, yawing, and rolling, the decks are wet, heavy loads are being lifted up into the rig, high pressure hoses are connected, pumping material to the rig. This is an accomplishment of which we’re very proud and something we think distinguishes us from all of our competition.

We do have a record of significant earnings growth since 2001. You can see that our earnings last fiscal year fell off from the prior fiscal year but nevertheless even with that falloff in the last fiscal year from the prior years we had a 32% six year compounded annual earnings growth rate since 2004, excuse me. We have the moniker of Tidewater at least that which is sometimes utilized to describe our fleet by some of our competition is that Tidewater is an old vessel fleet. We would beg to disagree. We know that we have the largest modern fleet in the industry. Turns out that we also have some old ships in our fleet but the relevance of their contribution to our earnings stream is just about nil at this point. We are a new vessel fleet for all practical purposes. Since the year 2000, we’ve made commitments for about 230 new ships of which 170 plus are in our fleet today providing good earnings and will provide tremendous earning potential for our future growth.

This gives an idea of our vessel delivery since the year 2001, which vessels have been built and which have been acquired. You can see initially in the early days we acquired more vessels than we ordered to be built because we wanted to get into the deepwater in a hurry. Then we found that the economics where better to be ordering ships rather than acquiring ships, so we ordered more ships for a period of time. Now, we find today and the last couple of years we’ve found that the economics are better to be buying existing units rather than to be ordering additional units. Our bent is to buy existing equipment because to do that you don’t add to the worldwide order book. That’s our bent. But if we can’t buy equipment at a price that we feel like will provide us decent through cycle returns, then we will in fact order them.

In addition to those 170 vessels that are presently in our fleet, we have 35 ships either on order for which we’ve made commitments. 11 of these 35 are vessels that were existing vessels when we made commitments to purchase them. 24 are presently in some form of construction or another. Of those 35, 16 are mid size to large anchor handlers. 17 are platform supply vessels, mostly deepwater and two are crew or tug boats. Our average fleet age now is about 17 years old, if you take it just on an average vessel age basis. The economic age is somewhat considerably different, if you do it on a net book value basis. We think that in the space of the next few years the average age of our fleet on an actual age basis will go down to about eight years. That presumes a certain number of vessels that are disposed of every year and a certain number are acquired or ordered. We think those assumption are very reasonable. The assumption you can read in our handout, but we don’t think the assumptions stretch anyone’s imagination in any way, shape, or form. On an average economic age basis, the average age of our fleet is 5.5 years. That is on a book value basis, the average age of our fleet has already come down to about 5.5 years.

We have had some difficulty affecting a company acquisition; certainly since 2003 we’ve affected none. We felt like the prices that were wanted by potential sellers were not prices that were economically justifiable for our shareholders. So, in fact, in particular the last couple of years we’ve just been buying vessels in groups of ones or twos, but if you accumulate in the last--since September of 2009 what we have built and purchases, built or bought and purchased in groups of one or two it amounts to about 25 ships at $500 million total cost, roughly $20 million per copy. If we did that twice, that would be the same as acquiring one of our large Gulf of Mexico competitors. If we did that three times, it would be the same as acquiring one of our North Sea competitors, who has 75 vessels and of course the Gulf of Mexico competitor would have about 50 vessels. So, even though we haven’t affected a company acquisition in effect , we are well on our way to doing the same thing at a much more effective economic basis in our opinion by doing it in groups of ones and twos.

We originally completed a really nice financing effort. At this point, I’m going to ask Quinn to describe that and to finish up the conversation. But I thank you for your attendance this afternoon and we thank you for your interest in our Company. Quinn?

Quinn Fanning:	Thank you, Dean. As Dean mentioned, we’ve recently stepped up our acquisition activity as asset pricing has become a bit more rational from our perspective, at least on a vessel by vessel basis. What he didn’t mention is as we’ve prosecuted this fleet renewal program over the last decade or so, we have financed a $3.5 billion investment program in the fleet through cash flow from operations and after-tax proceeds from dispositions. More recently, investment activity has exceeded our operating cash flow. As a result, we decided to recharge the fire power, if you will, on the balance sheet. So, we executed this financing, which should fund in October and December. Reasonably compelling terms from our perspective.

It was executed in the private placement market which is consistent with our last financing which was in 2003. But we raised $425 million as you see here, nine year average life. This was executed in five to 12 year bullet maturities, which fit well with our cash flow profile and certainly this was something that worked well for the insurance companies that are at the other end of this transaction.

As you see, the weighted average coupon here is about 4.25%. That represents, at least at the time of pricing about 180 basis points over the treasury curve. That’s certainly consistent with our own views of our credit profile which is that of a strong investment grade credit company. We see enough challenges on the left side of our balance sheet in terms of the capital intensity and cyclicality of the business, commodity price leverage, et cetera, and believe that the right financial profile for this industry is one of a strong investment grade credit. Certainly others have taken a different tack, but we think this is the right way to pursue things.

This is the pro forma financial profile of the Company. On a gross debt basis, that’s 22% debt to total cap, obviously substantially less on a net basis since we’re funding to cash for the most part here, at least on a pro forma basis. I guess the other thing I’d note is for those of you that tend to follow high yield market, if you were to assume we deploy proceeds and cash on our balance sheet at roughly six times EBITDA, that represents probably 1.2, 1.4 times trailing EBITDA and recall of course that EBITDA is trough level performance for the last 12 months.

Here you see kind of a liquidity recap. We do have a $450 million credit facility that remains available through the summer of 2012. So, we’ve got nearly $1 billion of financial capacity, if in fact the opportunities continue to present themselves that we’ve seen over the last couple of quarters.

Recapping where we’ve kind of put up numbers, if you will, the last couple of quarters, this gives you the June quarter relative to June of 2009. This is our first fiscal quarter. Maybe taking a step back, the year over year performance that you would’ve seen in our March results, which is our fourth fiscal quarter, was roughly down 15% year over year in terms of vessel revenue and about 30% on an adjusted EPS basis. I’ll remind you that we took a reasonably large charge in the first quarter of fiscal 2009 in connection with the seizure of our business in Venezuela. That effort is going to be resolved ultimately in international arbitration, which we continue to prosecute rather aggressively.

On a quarter over a quarter basis in terms of a year ago, somewhat magnified results relative to the annual numbers that I just gave you. Revenues down 19.5%. These are actually pretty decent results from our perspective in a cyclical trough relative to where we’ve been in the troughs of previous down cycles and certainly relative to a lot of the other OSV companies.

Recapping a couple key financial metrics... on a ROIC basis, that’s after-tax unleveraged returns, in the up cycle, we were putting numbers up like 17%, 18% ROIC. For fiscal 2010, we were in the 10% range which is at the high end of our estimated weighted average cost of capital of 8% to 10%. And on a run rate basis today, we’re probably in the 6% to 8% range on a cycle trough basis. Certainly not numbers that we’re happy with on a long-term basis, but again that’s reasonably good results relative to prior cycles and peer performance. If you were to look at the bottom two lines here, this would highlight for you a transition that we’ve really made in the last couple of quarters where we’re no longer self-financing our construction program, but because of the step up in investment activity, we are in fact spending something in excess of operating cash flow and again that’s obviously the reason for our recent financing.

This recaps something that I referred to earlier. I won’t dwell on it other than to again highlight that our fleet renewal program to date has been self-financing in terms of operating cash flow and disposition proceeds from older equipment. We’ve also—when asset pricing has suggested it’s the right thing—to do been reasonably active in terms of returning capital to shareholders, nearly $1 billion of capital to shareholders including our dividend and buybacks. We’ve been reasonably inactive in the last couple of quarters, primarily again because we’re focused on the opportunities we see in terms of the investing in iron which again we think is reasonably compelling on a through of cycle basis.

Dean talked a little bit about the fleet, our culture, and history of strong operating performance. There’s a couple other things that we think puts us in a particularly good position to deploy the fleet that we’re in possession of today and that we continue to assemble. First and foremost is probably our operating footprint. Tidewater’s roots are certainly in the Gulf of Mexico and Louisiana, but in fact contrary to many people’s understanding, the vast majority of our business is conducting outside the United States—about 5%, 6% of the fleet and earnings are coming from the United States Gulf of Mexico. We’ve been operating internationally for an excess of 50 years, first business I believe in 1956 in Venezuela. ‘58. Excuse me.

We’ll go through a little bit of the operating footprint here in a minute but we’ve been an international Company for a very long time. Scale and scope of operations we think gives us a unique competitive advantage, not just necessarily because of big overhead absorption benefits and that plays into our thinkink a little bit in terms of corporate M&A, but we do have the ability to service Chevron, Exxon, or a company similar to that in the same way out of Morgan City as we do out of Timbuktu, they know they’ll get the same safety commitment, the same quality of asset, and the same trained personnel anyplace that they operate with Tidewater.

In addition to the safety culture and operating experience, we think the international market offers us a couple unique attributes, one of which is not on this slide is its oil rather than and gas leverage. We have also found given the nature of our operating footprint and our customer relationships that during volatile periods in terms of commodity prices, it’s those companies that have capital budgets rather than checkbooks that continue their projects. Certainly, we’ve had pressure on day rates but our equipment has largely worked overseas because the projects we’re supporting are generally underwritten with lower commodity price decks. We think that will also play to our favor because that’s really where the resource base is around the world. We’ll get to that in a second.

Again, the unique aspect of Tidewater’s operations, we generally don’t generate revenue through brokers. We have boots on the ground around the world. The footprint is diverse, but we do have concentrations of activity. West Africa represents a bit over 40% of the fleet count. Revenue is not dissimilar from these statistics and again it’s the active vessel count as opposed to some of the older equipment, which is stacked today. The second largest business unit would be South and Central America, largest pieces, as you’d suspect, would be in Brazil, where we believe we are by a significant margin the largest provider of OSV services, and Mexico. Southeast Asia, a little less than 15%. This would include our Egyptian operations and our Southeast Asia business unit as well as Australia. The Middle East and Australia have been reasonably good markets for us. Australia, for the entirety of this downturn, and the Middle East more recently we’re seeing some positive signs as noted by some of the drilling contractors in the last couple weeks.

Europe and the Middle East, Europe would include the North Sea but that’s a reasonably small part of our operations historically. We’ve got two vessels operating in the North Sea today because of a reasonably constructive market during parts of the summer and in fact that’s where these new vessels were delivered, so it made sense to take our first job there. And then finally our smallest business unit which is the United States Gulf of Mexico. The bottom of the slide here highlights the rather dramatic transition over the last ten years or so where Tidewater has gone from a couple hundred vessels in the Gulf of Mexico to a reasonably small part of our overall business at this point. We’re not genetically predisposed against working in the North Sea or the Gulf of Mexico, we’ve just historically found better opportunities elsewhere.

To give you a sense for our relative size in the industry, it is an industry that’s rather fragmented. Maybe a half dozen “adults” in the business in our view. Tidewater is by far the largest Company as Dean mentioned, if you just look at the new fleet and a number of the other companies have largely new fleets, we’re still significantly larger than any of them on a new boat basis as well.

We mentioned the customer base a bit back. Important to highlight that probably 65% of our business over a reasonably long period of time has been the super-majors and the national oil companies. Certainly, that’s the companies that control the resource base,and we believe have the best projects, the ones that are most likely to continue through periods of commodity price volatility.

A lot of people talk about the relative supply-demand dynamics and whether we’re at or approaching equilibrium over the next couple of quarters or years. This is an important part of the story in our view. Late August, ODS-Petrodata would tell you that there’s probably 395 or so vessels under construction in terms of the global order book. Pace of delivery over the last couple years has been 22, 23 vessels per month, which would suggest that this global order book will burn off over the next two years or so. There’s not a lot of new orders that are being placed today. But when you look at that relative to the overall fleet size today, which is about 2,500 active and inactive vessels, we’re currently at around 75%, 76% utilization.

An important element of this is that about 800 of those vessels, or about 35%, are in excess of 25 years old. Those are vessels that come up on dry docks every 2.5 years and our experience recently is that the economics of a $1 million, $2 million, $3 million dry dock just doesn’t make sense any more for these old vessels. The customers are the ones that are pushing this equipment out of the market. We are probably one of the most rational economic players in the business. But at some point even the mom and pop operations will recognize that putting $3 million to keep a boat in class doesn’t work for them either and this equipment will ultimately be pushed out.

But as you take a step back, from our perspective, with 2,500 current vessels potentially, 400 coming in, and 800 going out over the next couple of years, we can see a case where with rather moderate improvements in demand you can quickly converge on a good equilibrium point in the market. We’re certainly not in a position relative to our customers where we’re in a position to push pricing. Utilization will have to come up over time, but we certainly believe in the longer-term fundamentals of the business. Aand while it doesn’t appear to be the case day in and day out today, over the next couple of quarters or years we think the market looks rather compelling and that’s obviously the reason we’re rather assertively investing in iron.

So, what does that mean from a financial performance perspective? We’ll start out with the presumption that over the next couple of years a couple of things will happen; number one, we’ll complete the construction in progress, we’ll close on the vessels we’ve committed to purchase, which has largely taken place, but also all of our old equipment will largely get pushed out of the market. We’re on a day in, day out basis, selling that into the Caribbean cargo trade, the Nigerian security market, so on and so forth, we’ve been consistently recognizing gains on asset dispositions, $5 million, $6 million a quarter. But at some point we’re going to be left with the new fleet only, and if you were to strip that out of the existing business, that fleet at 85.3% utilization which was our June quarter results and a bit less than $15,000 a day on a day rate generates about $4.25 of earnings. Now, if we were to assume some moderate improvement in the market, that is about a 10% bump in day rates and recognize that day rates are down 20% plus across the board as this downturn has taken place.

So, really all we’re suggesting is a recovery of a bit of that erosion. We should be posting numbers like $6 a share and again this has no assumptions other than the 177 vessels in the fleet continue to operate. We take delivery of what we’ve committed to purchase and build and then we’re taking 20 vessels a year into the fleet which is very consistent with 2008-2009 EBITDA. So, we’re really just investing operating cash flow and continue to grow. And again, this is not necessarily a market that is by any stretch of the imagination, white hot. But if we do start to get something closer to full utilization which is 90% when you take into account dry dockings, et cetera, and get a bit more of a bump in day rate, that gets us up a bit over $18,000 a day. You can see that the types of numbers that we can post are rather dramatic. We use the coil spring as a bit of an analogy here. But the point is that peak earnings to date for us were $7.89 in fiscal 2009. We’re down rather dramatically from there. But we’re continuing to put up decent numbers from our perspective and with the fleet that we’ve got and the one that we can easily fold into current operations, we think we can put rather attractive numbers up on the board.

To give you a sense in terms of the cash operating margins; if you follow our Company closely, with the new vessel fleet we were in excess of 60% cash operating margin on those vessels during the last cyclical peak. These numbers would imply something like 56%, 58%, something like that in terms of cash operating margin. So, these are by no stretch of the imagination pie in the sky numbers.

We’ll finish with something we’ve used for a long time which is how we think of our commitment to you, our capital providers. We think that the maintaining of financial strength is an important part of our story. That’s what allows us to withstand these inevitable downturns that we’ve been going through recently but it also allows us to be opportunistic when others have been less prudent than we have been, they get ahead of their skis in terms of capital commitments or financial leverage and that’s what creates opportunities for companies like us.

We do think strongly about through cycle economics and life of asset returns. We’re an EVA Company. Management is paid on that basis and we believe that we’re investing today at something in excess of a couple hundred basis points spread over a cost of capital on a through cycle basis. But at the end of the day that’s all talk until we deliver results and we know that’s what you will evaluate us on and it’s probably good that we’re clear in that regard.

So, I appreciate your time and your interest in our Company.

Jim Crandell:	We do have time for a couple questions.

Jim Crandell:	Dean, what kind of incremental demand for supply vessels do you see coming out of Brazil over the next, say, six to 12 months? How do you think Tidewater would be positioned to participate as a leader in that growth in demand?

Dean Taylor:	We are the largest provider of services to Petrobras in our sector right now. For a long time, we were the largest provider by a factor of two. We’ve in fact lost some market share recently, Jim, in Brazil, because what tends to get the headlines in Brazil is revenue. But what you don’t see much in terms of headlines is income. And there is a difference. Most of these people in the room know that and even we boat people should know that but it’s tough to make a good profit in Brazil because the revenue gets soaked up by a lot of lines in the middle. We’ve actually chosen to see our fleet size shrink in Brazil rather than take some bad contracts. So, what I think is going to happen in Brazil is on a headline basis you’re not going to see all the Brazilian flag boats built that the Brazilian government would like to see built. I don’t think they’ll be built. I do think we’ll recover some market share in Brazil, but we’ll do so on a basis that we think makes sense for our shareholders and I do think there will be significant growth in the Brazilian fleet, but I think it’s going to take longer than people are giving credence to these days. I don’t think it’s going to happen nearly as fast as advertised. But I think we’re going to continue to be the largest provider of service to Petrobras and we hope to do so on a basis that makes sense to our shareholders and not just to ourselves.

Jim Crandell:	Dean, in rough percentage generally how much has your active fleet declined in Brazil?

Dean Taylor:	We probably lost 3% or 4% in terms of market share. And I think we have a good opportunity to get that back, but again we want to do so on a basis that makes sense for our shareholders.

Jim Crandell:	Any other questions?

Unidentified Participant:	Thanks. Have you all seen an increased scrappage rate here in the States given what’s going on in the Gulf, vis-a-vis the price of steel—have people started to do more of that? Or is it still on the come?

Dean Taylor:	It turns out I’m a Board Member of the American Bureau of Shipping and they keep very good track of scrappage rates in the tanker industry, the container ship industry, the gas carrier industry, bulk area industry. They don’t do a very good job of keeping track of scrappage rates in the OSV industry. And they’re a classification society so they’ve got a lot better handle on information than we do. We keep pretty good track of what we scrap and what we scrap is about 10% of what we sell. It’s much more cost effective to sell a unit rather than scrap it. Scrap it is the choice of last resort.

Unidentified Participant:	I was using the term scrappage as a catchall, getting out of the Gulf, whether it’s getting it somewhere else or scrapping it. Sorry.

Dean Taylor:	Are you talking about post-Macondo? Is that what you’re—?

Unidentified Participant:	That’s right. Are we seeing people more willing to take their old boats and sell them on to some other country or scrap them or do whatever to get away from the Gulf?

Dean Taylor:	We will see that. I don’t think we’ve seen much of it yet but it depends upon how long the effective moratorium lasts. I’m probably more pessimistic than Lou Raspino in terms of how long the effective moratorium lasts. I think it’s going to last longer than most people think because I think our administration is biased against our industry. I think they’re going to take this opportunity to try to somehow cause investments in solar and wind to prosper at our expense. I think that’s probably a misguided policy but that’s their policy and that’s what they intend to do and I think even though they may lift the moratorium, I think effectively they’ll slow down permits or do something such that the moratorium in fact drags on longer than advertised. I think eventually, to answer your question, I think people will be forced to move vessels out of the Gulf or to scrap them or sell them in order to have any kind of survival as an entity.

Unidentified Participant:	What’s the utilization rate in the Gulf right now?

Dean Taylor:	I’m not sure. I would guess probably around 70%, maybe. I think worldwide utilization is about 75% and in the Gulf it’s a little bit less than that. We’re not a big player in the Gulf. It’s only about 9% of our business, so we don’t track it as closely as maybe some others might.

Jim Crandell:	Thank you, Dean. We’ll have a breakout in the Riverside Ballroom. Thank you.